NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release February 24, 2009

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES 2008 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the fourth quarter and year ended December 31, 2008. We believe our financial condition remained strong in 2008 even in the face of the extraordinary events impacting the entire economy, including the credit, banking and mortgage markets. We continued to serve and reinforce our role as an important provider of reliable and attractively priced wholesale funding to members. Highlights include:

•	Net income was $236 million (annual) and $56 million (fourth quarter), compared with $269 million and $66 million in the same periods of 2007. The lower net income was primarily the result of declining short-term interest rates.

•	Assets increased to $98.2 billion at December 31, 2008 from $87.3 billion at December 31, 2007 as we held more liquidity to meet potential member funding demand.

•	No credit risk-related or impairment charges were required.

•	A dividend rate of 5.00 percent was paid on December 31, 2008, with an average quarterly dividend rate paid for the year of 5.31 percent. The average 2008 dividend was 2.39 percentage points above average 3-month LIBOR. A divided rate of 4.50 percent was declared on February 19, payable on March 31, 2009.

•	Total capital increased $527 million, or 14 percent, and ended the year at 4.36 percent of total assets. Our regulatory capital to assets ratio of 4.48 percent is well above the required minimum of 4.00 percent.

Our liquidity position remains strong and our ability to access funds from the capital markets is sufficient to meet operational needs, including volatility in member Advances (secured loans). We continue to have limited credit risk exposure from offering Advances, purchasing mortgage loans, making investments, and executing derivative transactions. Credit risk exposure continues to be proactively monitored to ensure strong credit risk management. Since our founding in 1932, we have never experienced a credit related loss on, nor have we ever established a loss reserve for, any asset. Our capital adequacy also continues to be strong, maintaining full compliance with all regulatory capital requirements.

Operating Results and Profitability

Net income for the year ended December 31, 2008 was $236 million, down 12 percent compared to the $269 million of net income in 2007. Fourth quarter net income decreased 15 percent compared to the fourth quarter of 2007. These changes were driven primarily by lower interest rates, which reduced net interest income 14 percent and 10 percent when compared to each of the year ended and fourth quarter periods in 2007, respectively.

The ROE spreads to 3-month LIBOR and overnight Federal funds are two market benchmarks we believe our stockholders use to assess the competitiveness of return on their capital investment in the FHLBank. ROE was 5.73 percent for the year and 5.19 percent for the fourth quarter, compared to 6.87 percent for 2007 and 6.96 percent for the fourth quarter of 2007. Although 2008’s ROE was down from that of 2007, the 2008 ROE spread to average 3-month LIBOR widened substantially from the prior year, as indicated below:

	2008	2007
ROE spread over 3-month LIBOR:
Year-to-date	2.81	1.58
Fourth quarter	2.45	1.94

ROE in 2008 also exceeded the average effective rate on overnight Federal funds by 3.81 percentage points for the year and 4.68 percentage points for the fourth quarter.

As mentioned above, the primary reason for the decline in both net income and ROE was the significantly lower short-term interest rate environment that began in the third quarter of 2007 and continued during 2008. The benchmark 3-month LIBOR rate, for example, averaged 2.92 percent in 2008, compared to 5.29 percent for 2007. Lower short-term interest rates reduce the amount of earnings generated from funding assets with our interest-free capital.

Partially offsetting this factor were significantly wider spreads earned on many short-term assets relative to our funding costs. We fund a large amount of our LIBOR-indexed Advances with Discount Notes. The financial market disruptions raised the cost of inter-bank lending (represented by LIBOR) compared to other short-term interest costs such as Discount Notes because market participants perceived that the System’s short-term debt was a relatively lower risk investment than other short-term investments. This factor was the major reason for the wider spread in 2008 between ROE and short-term interest rates.

Affordable Housing Program

In 2008, $27 million was accrued for future use in the Affordable Housing Program. We set aside 10 percent of net income before assessments annually for the Affordable Housing Program. In 2008, we awarded $27 million of funds for our competitive program, including $9 million of the second offering in response to rising mortgage foreclosures which separately targeted vacant foreclosure related properties or areas of high foreclosure. We also funded another $9 million through our home ownership down payment assistance program (Welcome Home). Since its inception in 1990, our Affordable Housing Program has provided funding for more than 47,000 housing units. In 2008, the Board authorized two voluntary commitments to support other housing programs: $2.5 million was awarded to members utilizing the American Dream Homeownership Challenge Program to assist minority families and persons with special needs become homeowners; and $2.1 million was awarded to members and 11 non-profit housing counseling agencies to assist customers avoid foreclosure.

Assets and Mission Asset Activity

Assets at December 31, 2008, $98.2 billion, rose more than 12 percent compared to year-end 2007. The balance of Mission Asset Activity – comprised of the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew two percent from year-end 2007 to $70.2 billion at December 31, 2008. The average balance of Mission Asset Activity increased over 20 percent during 2008 from 2007.

The principal balance of our Advances was $52.8 billion at December 31, 2008, similar to that at year-end 2007. The average principal balance of Advances during 2008 was $60.0 billion, up almost 22 percent when compared to 2007. We believe this growth in average balance was the result of members’ broad-based demand for liquidity and funding related to the ongoing world-wide economic disruptions. Most of 2008’s lower year-end Advance balance compared to the average balance was due to significant reductions in the fourth quarter from several members. The daily fluctuations in Advances increased in 2008, which continued to require us to maintain a sizable liquidity portfolio in overnight investments.

Although a limited number of members were responsible for most of the dollar growth in average Advances, various market penetration measures show there was a greater reliance on Advances across the membership. The average ratio of each member’s Advance balances to its total assets increased from 5.1 percent at the end of 2007 to 6.1 percent at the end of 2008. On December 31, 2008, 79 percent of member stockholders had Advance borrowings with us compared to 74 percent at the end of 2007, a change that represented 41 additional borrowers.

The principal balance of mortgage loans held for portfolio declined approximately three percent during 2008, to $8.6 billion. This change reflected an overall reduction of activity in the mortgage markets. However, as mortgage rates declined in the fourth quarter, members committed to sell us $1.1 billion in loans. Commitments for loan sales have continued to be active in 2009 at over $1.4 billion through the end of January.

Our mortgage loan portfolio is comprised of conforming fixed-rate conventional loans and mortgages fully insured by the Federal Housing Administration. We do not hold any higher risk mortgages such as adjustable rate (ARM), interest-only, hybrid ARM, or teaser rate ARM. Our conventional loans outstanding at December 31, 2008 had a weighted-average FICO score at origination of 752. At that time, $47 million (0.65 percent) of conventional principal was 60 days or more delinquent. This figure is well below the comparable national average of 2.28 percent as contained in the most recent Mortgage Bankers Association National Delinquency Survey. We have multiple layers of credit enhancements on our mortgage notes which protect us against losses down to approximately a 50 percent loan-to-value ratio. To date based on our analysis and application of accounting principles generally accepted in the United States of America (GAAP), we have not deemed it necessary to establish any loss reserves for our mortgage loan portfolio.

The balance of investments was $35.3 billion at December 31, 2008, an increase of over 43 percent from year-end 2007. We increased short-term investment balances, especially in the second half of 2008, to augment liquidity. Total investments included $12.9 billion of mortgage-backed securities and $22.4 billion of short-term money market instruments. The latter are generally held for liquidity purposes.

At December 31, 2008, 98 percent of our mortgage-backed securities were issued by Fannie Mae or Freddie Mac, and now are effectively guaranteed by the United States government, while only 2 percent ($304 million) of the holdings were in private-label mortgage-backed securities all of which were issued and purchased in 2003. Our private-label securities are comprised of high quality residential mortgage loans that have had a de minimis level of delinquencies and foreclosures. At December 31, 2008, our private-label mortgage-backed securities on average had a serious delinquency rate (defined as loans at least 60 days past due) of 0.33 percent of total principal, while the average credit enhancement stood at 6.7 percent. All of our mortgage-backed securities were rated AAA/Aaa at December 31, 2008. Based on our analysis and application of GAAP, we did not consider any of our investments to be other-than-temporarily impaired at December 31, 2008.

Debt and Liquidity

The severe disruptions in the financial markets and U.S. government actions placing Fannie Mae and Freddie Mac into conservatorship have affected our funding costs and practices. In 2008, and continuing to a lesser degree into 2009, our funding costs associated with issuing long-term debt became more volatile and rose sharply compared to LIBOR and U.S. Treasuries (though as indicated earlier, the spread on short-term funding to LIBOR was favorable). We believe this reflected investors’ current reluctance to buy as much long-term debt of government sponsored enterprises as they had previously. This was due in part to the uncertain length of the conservatorship of Fannie Mae and Freddie Mac and some confusion about the level of government support for the two government-controlled entities relative to the FHLBanks. In addition, there was strong investor demand for short-term, high-quality assets. As a result, we have reduced our issuance of long-term debt compared to recent years while taking prudent actions to boost our liquidity. This strategy has also included decreasing term money market investments and maintaining the majority of our liquidity in overnight maturities.

Capital Stock and Retained Earnings

We continued to maintain strong compliance with all of our regulatory capital adequacy requirements as reflected in our regulatory capital to assets ratio of 4.48 percent (the minimum requirement is 4.00 percent). Capital stock was $4.0 billion on December 31, 2008, an increase of over 14 percent or approximately $489 million from year-end 2007. Regulatory capital stock – which includes both capital stock and mandatorily redeemable capital stock – increased $482 million, or 13 percent, from the prior year-end primarily due to members’ capital stock purchases for Advances and the payment of our March, June and September 2008 dividends in the form of additional shares of capital stock. For the year ended December 31, 2008, we paid a 5.31 percent annualized dividend rate to members. Retained earnings grew almost 14 percent from year end 2007 to $326 million on December 31, 2008.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. We raise private-sector capital from our member-stockholders and, with other FHLBanks, issue high-quality debt in the worldwide capital markets. We provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their FHLBank capital investment through quarterly dividends. We also fund community investment programs that help our members create affordable housing and promote community economic development. We have 728 member stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance, and is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,
	2008	2007	Change (2)
Total assets	$98,206	$87,335	12%
Advances (principal)	52,799	52,953	—
Mortgage loans (principal)	8,590	8,862	(3)
Total investments	35,325	24,678	43
Consolidated Obligations:
Discount Notes	49,336	35,437	39
Bonds	42,393	46,179	(8)

Total Consolidated Obligations	91,729	81,616	12

Mandatorily redeemable capital stock	111	118	(6)
Capital stock	3,962	3,473	14
Retained earnings	326	286	14
Total capital	4,282	3,755	14
Capital to assets ratio (GAAP)	4.36%	4.30%
Capital to assets ratio (Regulatory) (1)	4.48%	4.44%

OPERATING RESULTS

	Three Months Ended December 31,			Year Ended December 31,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2008	2007	Change (2)	2008	2007	Change (2)

Total interest income	$728	$1,091	(33)%	$3,189	$4,348	(27)%
Total interest expense	(632)	(984)	36	(2,825)	(3,927)	28

Net interest income	96	107	(10)	364	421	(14)

Other income (loss)	(6)	(4)	(53)	9	(6)	NM (3)
Other expense	(13)	(13)	(5)	(51)	(48)	(3)
Assessments	(21)	(24)	16	(86)	(98)	12

Net income	$56	$66	(15)	$236	$269	(12)

Return on average equity	5.19%	6.96%		5.73%	6.87%
Return on average assets	0.23	0.30		0.25	0.32
Net interest margin	0.39	0.49		0.39	0.50
Annualized dividend rate	5.00	7.00		5.31	6.59
Average 3-month LIBOR	2.74	5.02		2.92	5.29

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

(3)	Changes of 100% or greater are shown as “NM” (not meaningful).

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